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                                                                    EXHIBIT 10.1

                                  July 26, 2004

Re: Employment Agreement between Stephen N. Kahane and VitalWorks Inc. ("VitalWorks") effective January 1, 2004 ("Agreement").

Dear Dr. Kahane:

On behalf of the compensation committee of VitalWorks, this will confirm our agreement to modify and clarify the Agreement as follows:

1) Replace "December 31, 2004" in section 2 with "December 31, 2005" so that the initial term of the Agreement shall expire on December 31, 2005.

2) Paragraph 3F of the Agreement is amended to clarify that any options granted prior to August 21, 2000 shall terminate ten years from the date such option was granted.

3) Options. To clarify the treatment of stock options granted through the effective date of this letter agreement (including those granted pursuant to Amended Exhibit 1 attached), and notwithstanding anything to the contrary elsewhere in the Agreement, any other document, or in any stock option plan, the following shall apply for all such options:

      a) upon your termination for Cause (as defined in section 3A of the Agreement), all unvested stock options are canceled;

      b) upon your termination for Cause (as defined in section 3A of the Agreement), all vested stock options shall have a exercise period, and shall expire, ninety (90) days from date of termination; and

      c) upon your voluntary termination, as described in section 3G of the Agreement, all vested stock options will continue x) for ten (10) years from date of grant for non performance based options including those options granted on August 21, 2000 as adjusted, and y) for two
            (2) years from date of termination for all performance based options;

      d)    As to the PERFORMANCE BASED STOCK OPTIONS ONLY (referred to in
            Exhibit 1 as Option Grant #1 and Option Grant #3):

            i) While you are employed, all vested options will continue for ten (10) years from date of grant. Upon termination* all vested options shall expire five (5) years from date of termination of employment. Upon your death or Total and Permanent Disability, as defined in section 3E of the Agreement, all vested options shall expire two (2) years from date of death/Total and Permanent Disability.

            ii)   For unvested options:

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            i.    Unvested Option Grant #1 options shall vest upon Change in
                  Control, as defined in the Agreement;

            ii. If the applicable goals are met before you are terminated* and the stock options vest as a result thereof- the exercise period for those options shall continue for five (5) years from date of termination;

            iii. Unvested stock options will not vest if termination* of your employment occurs before or after the target measuring period and/or Share Goal period, and the applicable goals for the target measuring period and/or the Share Goal are not met;

            iv. Upon your voluntary termination, as described in section 3G of the Agreement, all unvested stock options shall be canceled and unexercisable; and

            v. Upon your death or Total and Permanent Disability, as defined in section 3E of the Agreement, all unvested stock options shall be canceled and unexercisable.

* for `non renewal', `good reason' and `termination without cause'- as set forth in paragraph 3C (a) through (c) of the Agreement.

In the event of any conflict between the terms in subparagraphs 3a through c above and those terms in subparagraph 3d above, the terms in subparagraphs 3a through c above shall control and prevail. IN NO EVENT SHALL THE EXERCISE PERIOD FOR ANY OPTION EXTEND BEYOND 10 YEARS FROM THE DATE OF GRANT OF SUCH OPTION.

4) Exhibit 1 to the Agreement is replaced by the Amended Exhibit 1 attached to this letter.

5) You have submitted your resignation as Chief Strategy Officer of VitalWorks effective September 1, 2004, and the Board of Directors has appointed you president and chief executive officer of VitalWorks effective September 1, 2004.

The terms of this letter will be effective July 26, 2004. All other terms and conditions of the Agreement shall remain unchanged. Please confirm your consent with the amended terms set forth above by signing the enclosed copy of this letter and returning it to me. Please feel free to call me if you have any questions.

Sincerely,

Kenneth R. Adams
Chairman, Compensation Committee

Agreed to by:

_______________________________
Stephen N. Kahane

_______________________________
Date

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                               AMENDED EXHIBIT 1
          TO EXECUTIVE'S EMPLOYMENT AGREEMENT ("EMPLOYMENT AGREEMENT")
                           VITALWORKS INC. ("COMPANY")
                             EFFECTIVE JULY 26, 2004
                               ("Effective Date")

Executive:            Stephen Kahane
Position:             Vice Chairman, President and Chief Executive Officer
Auto Allowance:       $18,000.00 annual; paid semi-monthly
Status:               Exempt
Manager:              Board of Directors
Optional Benefits:    Health, dental, life, and disability
                      401(k) savings plan
                      Employee stock purchase plan
                      5 weeks vacation
Annual Salary:        2004: $300,000 effective July 26, 2004; paid semi-monthly;
                      2005: $325,000

EXECUTIVE INCENTIVE COMPENSATION PLAN:

A. PLAN:

         Cash Bonus #1: 2004: $70,000 at 100% of Goals**;
         Option Grant #1**- PERFORMANCE BASED STOCK OPTIONS:   115,000 shares
         Option Grant Date:  April 26, 2004

   VITALWORKS STAND ALONE. VitalWorks Stand Alone shall mean the consolidated
       Company excluding the AMICAS, Inc. subsidiary.

   OPTION GRANT #1. You will receive option rights to purchase up to 115,000 shares of Company common stock priced at the market value per share of the Company's common stock at the close of the NASDAQ National Market on the Option Grant Date which was April 26, 2004. All option rights shall be subject to the terms and conditions of the Company's 2000 Broad-Based Stock Plan and the stock option certificate. All 115,000 option shares shall vest and become exercisable on the sixth anniversary of the Option Grant Date. However, subject to attainment of Goal(s), a certain percentage of these shares shall vest and become exercisable effective December 31, 2004 ("Option Acceleration").

   CALCULATION OF % OF TOTAL BONUS $/OPTION ACCELERATION RELATING TO GOAL
       ATTAINMENT. If the Goal attainment is between the Minimum and Mid-Point or between the Mid-Point and Target, the % will be determined by straight line interpolation. If the Goal attainment is at or below Minimum, the % will be zero. If the Goal attainment is above Target, the % will be the Target %, however, if income before income taxes (VitalWorks Stand Alone) exceeds $xx, you will receive an Additional Bonus, limited to $118,000, equal to 5% of the excess over $xx.

   ACCOUNTING. Revenues for the 2004 fiscal year ("Incentive Period") shall be determined in conformity with generally accepted accounting principles ("GAAP") by the Company and its independent auditors. Income before income taxes for the Incentive Period shall exclude the effects on the statements of operations, if any, of the following:

- -     Pending or threatened litigation, claims or assessments, related to a period prior to March 6, 2001 including the Jones and ParkStone matters,

- -     Income/credit related to the 2000 Restructuring Plan accruals,

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            -     Impairment in the value of intangible assets,

            - Pending class action lawsuit for the class period of January 24, 2002 to October 23, 2002,

      all determined in conformity with GAAP by the Company and its independent auditors. For example, since GAAP requires the accrual of all costs and expenses applicable to the Incentive Period, all employee incentives (excluding stock-based incentives) are deductions in arriving at income before income taxes.

B. ADDITIONAL COMPENSATION

            Option Grant #2: You will receive option rights to purchase up to 250,000 shares of Company common stock priced at the market value per share of the Company's common stock at the close of the NASDAQ National Market on the grant date of option grant #2- July 26, 2004.

            Vesting: Option shares shall vest and become exercisable in twelve equal quarterly installments beginning three months from grant date of option grant #2.

            Incentive Stock Options ("ISOs"): Using the Company's 1996 Stock Option Plan, to the extent permitted, option shares shall be ISOs.

            Terms: Except as set forth below and in your Agreement, these option shares shall terminate ten years from the grant date of Option Grant #2 and, other than as described in your Agreement and herein, shall be subject to the terms and conditions of the Company's 1996 Stock Option Plan. Upon termination of employment for any reason including death or Total and Permanent Disability, but excluding any termination by the Company for Cause or your voluntary termination, all unvested Option Grant #2 options shall immediately fully vest and your right to exercise any and all vested Option Grant #2 stock options shall not terminate until ten years from the date of grant. Upon termination of employment by the Company for Cause or your voluntary termination all unvested Option Grant #2 stock options shall be canceled. Upon a Change in Control all unvested Option Grant #2 stock options shall fully vest and the exercise period shall terminate ten years from the date of grant.

C. ADDITIONAL PERFORMANCE BASED COMPENSATION

            1. OPTION GRANT #3- PERFORMANCE BASED STOCK OPTIONS:

            You will receive option rights to purchase up to 450,000 shares of Company common stock priced at the market value per share of the Company's common stock at the close of the NASDAQ National Market on the Option Grant #3 Date which shall be July 26, 2004. All these option rights shall be subject to the terms and conditions of the Employment Agreement, and to the extent it does not conflict with the Employment Agreement, the Company's 2000 Broad-Based Stock Plan except for the vesting of such options upon Change in Control (as defined in the Employment Agreement) which shall be governed by the terms herein. All 450,000 option shares will vest and become exercisable on the sixth anniversary of the Option Grant #3 Date. However, subject to attainment of Share Goals (described below), the vesting of a certain percentage of these shares will accelerate. If there is a Change in Control (as defined in the Employment Agreement) on or before June 30, 2005, 50% of the option shares will immediately vest (225,000 option shares) and the remaining option shares shall terminate. If there is a Change in Control after June 30, 2005, all of these option shares shall immediately vest. If you are terminated pursuant to paragraph 3C of the Employment Agreement in either 2005 or 2006, and the Share Goal for the year you were terminated is thereafter achieved, the cash bonus set forth below for the applicable Share Goal year only shall be due and unvested Grant #3 option shares for the applicable Share Goal year only shall vest as set forth below and you shall have five (5) years from the date of your termination to exercise such options as to these vested option shares.

            2. SHARE GOALS:-

                  2005: Subject to the attainment of an Average Stock Price
            (defined as the average daily closing VitalWorks Inc. stock price on the NASDAQ National Market for the applicable calendar year) of $4.00 to $5.00 per share for the calendar year 2005, a percentage (determined by straight

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            line interpolation) of 225,000 of the option shares will vest and become exercisable effective December 31, 2005 (if acceleration of all 225,000 shares is not earned in 2005, there will be a carry over to 2006 of any remaining unvested option shares). Example: if the Average Stock Price for 2005 equates to $4.50, vesting would accelerate with respect to 50% or 112,500 option shares of the option grant as of December 31, 2005; the balance of 112,500 option shares would rollover to 2006.

                  2006: Subject to the attainment of an Average Stock Price of
            $5.00 to $6.00 per share for the calendar year 2006, a percentage (determined by straight line interpolation) of the sum of (i) the option shares that remained unvested as of December 31, 2005 plus
            (ii) an additional 225,0000 will vest and become exercisable effective December 31, 2006. Example: if there are 337,500 option shares remaining as described in the example above (225,000 +112,500), and if the Average Stock Price for 2006 equates to $5.50, vesting will accelerate with respect to an additional 168,750 option shares of the option grant as of December 31, 2006. There shall be no carryover for 2007. Any remaining unvested option shares would cliff vest on the sixth anniversary of the Option Grant #3 Date.

                  If necessary (e.g. stock split), the Share Goals shall be
            adjusted in a manner similar to the terms of section 13 of the 2000 Broad-Based Stock Plan.

            3. CASH BONUS #2:

                  2005: up to $250,000 may be earned subject to Share Goals for
            2005 described above except there will be no rollover to the following year nor cliff vesting. (e.g. if the Average Stock Price for 2005 equates to $4.50, a $125,000 bonus will be paid)

                  2006: up to $250,000 may be earned subject to Share Goals for
            2006 described above except there will be no cliff vesting.

                  All bonuses will be paid within thirty (30) days of the end of the applicable calendar year.

D. OTHER TERMS

      1 EFFECTIVENESS. This Amended Exhibit 1 is effective on the Effective Date provided it is signed by the Executive and the Chairman of the Compensation Committee of the Board of Directors. Except as may be set forth in the Employment Agreement, this plan is not a contract of employment and does not guarantee continued employment for any period. None of the incentive amounts specified in this plan may be earned until the end of the applicable time period. Earned incentive amounts are payable only upon review and approval by the Compensation Committee. There will be no incentive amounts earned for partial-year results upon the voluntary or involuntary termination of the Executive's employment before December 31, 2005, unless otherwise specified in the Employment Agreement with the Company. This plan does not amend or supersede the Employment Agreement.

      2. COMPANY DISCRETION. Except with respect to the calculation and amount of cash bonuses, the Option Grants, the Share Goals and the related Option Accelerations and only to the extent it does not conflict with the Employment Agreement, the Compensation Committee reserves the right to revise this plan at any time as a result of its sole determination that a significant change in circumstances or extraordinary or unusual event, transaction (e.g., an acquisition), charge and/or credit has occurred or was incurred, that was not anticipated or factored into this plan when this plan was signed.

_______________________   ____     _______________________________        _____
Stephen Kahane           Date      Compensation Committee Chairman    Date